UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2023

_______________________________

Molecular Templates, Inc.

(Exact name of registrant as specified in its charter)

_______________________________

Delaware	001-32979	94-3409596
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9301 Amberglen Blvd, Suite 100

Austin, Texas 78729

(Address of Principal Executive Offices) (Zip Code)

(512) 869-1555

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

_______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	MTEM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Gabriela Gruia, M.D. as Interim Chief Medical Officer

On September 25, 2023, Gabriela Gruia, M.D. notified the Board of Directors (the “Board”) of Molecular Templates, Inc. (the “Company”) of her decision to resign from her position as Interim Chief Medical Officer of the Company, effective as of October 2, 2023. Dr. Gruia’s decision to resign was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Gruia will continue to serve as a director of the Company.

Appointment of Maurizio Voi, M.D. as Chief Medical Officer

Effective September 26, 2023, the Company entered into an employment agreement (the “Employment Agreement”) with Maurizio Voi, M.D. to serve as the Company’s Chief Medical Officer with an anticipated start date of October 2, 2023.

The Employment Agreement provides that Dr. Voi will receive an annual base salary of $471,960, a target annual incentive of up to 40% of base salary, long-term incentive plan and employee benefit plan participation, and the reimbursement of business expenses. Dr. Voi will be granted under the Company’s 2018 Equity Incentive Plan (the “Plan”) an option to purchase 11,333 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, upon which 25% will vest on the first anniversary of the grant date and the remainder of the option shares will vest thereafter in 36 equal monthly installments, subject to his continued service to the Company pursuant to the terms of his Employment Agreement.

In the event of a termination without Cause (as defined in the Plan) that occurs one year after Dr. Voi’s start date or later and a Change in Control (as defined in the Plan) has not occurred in the prior twelve months, Dr. Voi would be entitled to receive his base salary through the date of termination, reimbursement of certain incurred expenses, and, contingent upon execution of a separation agreement and a general release form within sixty days following the last date of employment, (a) if he had been employed by the Company for one year or longer but less than two years at the time of termination, his then-current base salary for a period of three months from the date of termination, (b) if he had been employed by the Company for two years or longer but less than three years at the time of the termination, his then-current monthly salary for a period of six months from the date of termination, (c) if he had been employed by the Company for three years or longer but less than four years at the time of termination, his then-current monthly salary for a period of nine months from the date of termination, or (d) if he had been employed for four years or longer, his then-current monthly salary for a period of twelve months from the date of termination.

In the event of a termination without Cause (as defined in the Plan) that occurs one year after Dr. Voi’s start date or later and three months prior to or twelve months after a Change in Control (as defined in the Plan), Dr. Voi would be entitled to receive his base salary through the date of termination, reimbursement of certain incurred expenses, and, contingent upon execution of a separation agreement and a general release form within sixty days following the last date of employment, (a) a lump sum amount equal to the sum of his annual base salary and annual target bonus, and
(b) fully-accelerated vesting of all time-based equity awards held by Dr. Voi at the time of termination.

There are (a) no understandings or arrangements between Dr. Voi and any other person pursuant to which he was appointed as Chief Medical Officer of the Company and (b) Dr. Voi has no material interest in any transaction or proposed transaction in which the Company is or is to be a party. Dr. Voi has no family relationship with any director or executive officer of the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. To the extent required by Item 5.02 of Form 8-K, the disclosures in Item 8.01 are hereby incorporated by reference.

Item 8.01. Other Events.

On September 28, 2023, the Company issued a press release with respect to the changes in the Company’s leadership. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*^	Employment Agreement, dated September 26, 2023, by and between the Company and Maurizio Voi, M.D.
99.1	Press Release dated September 28, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Management Compensation Plan or Arrangement.
^ Certain schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Copies of the omitted schedules will be furnished to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Templates, Inc.

Date: September 28, 2023	By:	/s/ Eric E. Poma, Ph.D.
Eric E. Poma, Ph.D.
Chief Executive Officer